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                                                              EXHIBIT 1.A.(5)(e)

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                                                            FARMERS NEW WORLD LIFE INSURANCE COMPANY
                                                             ADDITIONAL INSURED TERM INSURANCE RIDER


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ADDITIONAL INSURED            The person named in the application for this rider is the additional insured.  This rider provides level term insurance to the additional insured's attained age 70. Attained age is the additional insured's age at issue plus the number of years since issue of this rider.

Benefit                       Upon receipt of due proof of the death of the additional insured while this rider is in force we will pay the additional insured rider amount shown on the Policy Specifications page. The additional insured rider amount may not exceed the principal sum of the policy to which this rider is attached.

BENEFICIARY                   The insured is the  beneficiary  of this rider.  If the insured and the  additional  insured die at the same time, or if the order of the deaths cannot be determined, the benefits of this rider will be paid as if the additional insured died first.

CONVERSION                    While this policy and rider are in force, the insurance on the additional insured may be
PRIVILEGE                     converted to a permanent plan of life insurance available at the time of conversion.

                              This rider may be converted:
                              1.  prior to the additional insured's attained age 59; or
                              2.  within 60 days of the insured's death prior to the additional insured's attained age 70.

                              Conversion is subject to the following:
                              1.  The new policy will be based on the additional insured's attained age on the date it takes effect. The new policy will contain the provisions then being included in new policies. It will be based on the policy minimums and rates in effect at that time. The additional insured will retain the same rating classification as on this rider.
                              2.  Evidence of insurability will not be required for the new policy. It will be required for:
                                  a. accidental death benefits, or
                                  b. disability benefits, or
                                  c. any other benefits which increase the insurance risk.
                              3. The suicide and incontestable periods for the new policy will be measured from the date of issue of this rider.
                              4. The principal sum of the new policy may not exceed the death benefit amount of this rider.
                              5. If the charge for this rider is being waived under the Waiver of Deduction rider at the date of conversion, the charge or premium for the new policy will not continue to be waived.
                              6. The required premium and this policy must accompany the owner's signed request for conversion.

TERMINATION OF RIDER          This rider will end when:

                              1. the policy ends for any reason;
                              2. we receive the owner's signed request for termination; or
                              3. the additional insured attains age 70.

CHARGE FOR                    The charge for this rider will be added to the monthly deduction for this policy.  The monthly
THIS RIDER                    charge for this rider is the risk rate per $1000 at the additional insured's attained age times the number of thousands of additional insured rider amount shown on the Policy Specifications page.
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                              If the additional insured is in a special premium class, the charge for this rider will be increased by an extra monthly charge.

                              If this policy provides for Waiver of Deduction, the charge for this rider will be waived if the monthly deduction for the policy is waived.

                              Guaranteed maximum monthly risk rates are shown in the following table. These will be increased by a rating factor if the additional insured is in a special premium class.
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                                                   GUARANTEED MAXIMUM MONTHLY RISK RATES PER $1,000
                                                          OF ADDITIONAL INSURED RIDER AMOUNT
                                                        AT ADDITIONAL INSURED'S ATTAINED AGE:
                              -----------------------------------------------------------------------------------------
                                     RISK RATE               RISK RATE               RISK RATE                RISK RATE
                              -----------------------------------------------------------------------------------------
                              21      0.09884      34         0.15782       46        0.42611      58          0.95936
                              22      0.10133      35         0.16695       47        0.45601      59          1.01169
                              23      0.10383      36         0.18107       48        0.48840      60          1.07398
                              24      0.10632      37         0.19769       49        0.52412      61          1.15206
                              25      0.10881      38         0.21679       50        0.56233      62          1.25257
                              26      0.11296      39         0.23756       51        0.60303      63          1.37467
                              27      0.11629      40         0.26247       52        0.64954      64          1.51089
                              28      0.12044      41         0.28905       53        0.70104      65          1.65458
                              29      0.12542      42         0.31563       54        0.75337      66          1.80077
                              30      0.13124      43         0.34221       55        0.80736      67          1.94198
                              31      0.13622      44         0.36879       56        0.86052      68          2.08484
                              32      0.14204      45         0.39703       57        0.91035      69          2.24017
                              33      0.14951
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INCONTESTABILITY              We will not contest this rider after it has been in force for two years from the effective date of this rider during the additional insured's lifetime.

SUICIDE                       If, within two years from the effective date of this rider, the additional insured dies by suicide, while sane or insane, we will limit the proceeds to the sum of monthly charges deducted for the additional insured under this rider.

RESERVE BASIS                 The reserves for this rider are based on the Commissioners 1980 Standard Ordinary Table, the
                              Commissioners Reserve Valuation Method and age last birthday. The statutory valuation interest rate does not exceed the maximum rate allowed by the valuation law of the state in which this rider is delivered.

GUARANTEED VALUES             This rider does not increase or decrease the guaranteed values of this policy.

CONTRACT                      The rider is subject to all the terms of the policy except as modified in this rider.

                              Attached to and made a part of this policy effective as of the date of issue of the policy, unless the rider is added at a later date.
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                   FARMERS NEW WORLD LIFE INSURANCE COMPANY



/s/ JAMES I. RANDOLPH                           /s/ JEFFREY T. BLACKBURN

    C. Paul Patsis                                  Jeffrey T. Blackburn
      President                                          Secretary